                         CONSULTING SERVICES AGREEMENT

     This Consulting Services Agreement ("Agreement") is effective as of April 29, 1999 ("Effective Date") by and between Dextra Technologies, Inc. ("Dextra"), a Delaware Corporation, having a principal place of business at 590 Forest Street, Palo Alto, California, 94301, and Kinzan.com ("Customer"), a California corporation, having a principal place of business at 2111 Palomar Airport Road, Suite 250, Carlsbad, CA 92009. In addition to the consulting services to be provided by Dextra to Customer under this Agreement, it is Customer's intent to make referrals of Dextra to other companies that can use Dextra's services. This Agreement shall create no binding obligation on Customer with respect to such intention however.

1. SCOPE OF SERVICES. Customer may issue Project Assignments to Dextra for each project in the form attached to this Agreement as EXHIBIT A ("Project Assignment"). Subject to the terms of this Agreement, Dextra shall render the services (the "Services") and provide the deliverables (the "Deliverables") as set forth in the Project Assignment(s) accepted by Dextra by the completion dates set forth therein.

2.     FEES AND EXPENSES; INVOICES.

     2.1 FEES AND EXPENSES. Customer shall pay Dextra the fees set forth in EXHIBIT B for the specific engineering services set forth therein and identified in the applicable Project Assignment for time incurred by Dextra in performance of its obligations, as adjusted to reflect any changes in the scope of work that Customer authorizes in writing, and to which Dextra agrees in writing. Customer shall also reimburse Dextra for reasonable travel and living expenses as provided in EXHIBIT B and as mutually agreed, in writing prior to Dextra incurring such expenses, and also for out-of-pocket expenses incurred in performing Services. The fees do not include taxes, shipping or insurance. If Dextra is required to pay any federal, state or local taxes based on the Services or Deliverables, such taxes shall be billed to and paid by Customer. Dextra shall be responsible for taxes based on Dextra's net income.

     2.2 INVOICES. Dextra will invoice Customer monthly for work done by Dextra during the preceding month. Each invoice is due and payable thirty
(30) days after the invoice date. Invoices not paid within such period shall accrue interest at the rate of 1.5% per month or the maximum rate allowed by law, whichever is less.

3. INDEPENDENT CONTRACTOR. Dextra's relationship with Customer is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.

4. RIGHTS TO BACKGROUND INTELLECTUAL PROPERTY; RIGHTS TO DELIVERABLES; SIMILAR WORKS.

     4.1 RIGHTS TO BACKGROUND INTELLECTUAL PROPERTY. Consultant shall keep all right, title and interest to any copyrights, patents or other intellectual property rights in and to all patents, copyrights, trade secrets and other intellectual property rights in Consultant's preexisting works described in EXHIBIT C ("Preexisting Works") (collectively, the "Background Intellectual Property"). Dextra shall communicate in writing to Customer such pre-existing work for each Project Assignment if during this agreement there is any modification to the pre-existing works. In exchange for the fees set forth in the applicable Project Assignment, Dextra grants to Customer a worldwide, non-exclusive, irrevocable, perpetual, royalty free license, with the right to sublicense through multiple levels of sublicensees, to use, reproduce, distribute, publicly perform, publicly display and make derivative works of the Background Intellectual Property ("BIP"); only to the effect that the BIP is for the performance of the project assignment.

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     4.2     RIGHTS TO DELIVERABLES.

          (a) ASSIGNMENT OF RIGHTS. In exchange for the fees set forth in the applicable Project Assignment, Dextra hereby assigns and agrees to assign to Customer (except as set forth in Section 4.1 ("Rights to Background Intellectual Property")) Dextra's entire right, title, and interest in and to all patents, copyrights, trade secrets and other intellectual property rights in the Services and the Deliverables. Except as set forth in Section 4.1 ("Rights to Background Intellectual Property"), Dextra shall retain no right to use the Services or the Deliverables and agrees not to challenge the validity of Customer's ownership in the Services and/or the Deliverables.

          (b) CUSTOMER'S RIGHTS. If Dextra or any of its personnel have any rights to the Services and/or the Deliverables that cannot be assigned as described above, Dextra and each person included among Dextra's personnel (by execution of appropriate documentation obtained by Dextra from such personnel) unconditionally and irrevocably (i) waives the enforcement of such rights, and all claims and causes of action of any kind against Customer with respect to such rights, and agrees, at Customer's request and expense, to consent to join in any action to enforce such rights, or (ii) in the case where such rights cannot be assigned or waived, grants to Customer, during the term of such rights, an exclusive, irrevocable, perpetual, fully-paid and royalty-free license and throughout the universe, to fully exercise all such rights, with rights to sublicense through multiple levels of sublicensees.

     4.3 COVENANT NOT TO COMPETE. During the Term of this Agreement and for a period of six (6) months following the termination of the Agreement for any reason, Dextra agrees that it will not (without the prior written consent of Customer, which may be withheld in Customer's absolute discretion) engage in any activity that is competitive with the products and/or services offered by Customer at any time during the term of this Agreement. If such written consent has not been provided by Customer to Dextra within five (5) business days of the date such consent was requested, then consent will be deemed to have been withheld by Customer. This Covenant Not to Compete includes, but is not limited to, (i) developing or providing for itself or any affiliate of Dextra any product or service competitive with the products and/or services provided by Customer; (ii) providing any development, engineering, consulting or other services for any company that is a direct or indirect competitor of Customer; or (iii) providing any development, engineering, consulting or other services for any customer, enduser, reseller or partner of the Customer for whom Dextra has been engaged by Customer with respect to any Services. Dextra and Customer agree that this Covenant Not to Compete is a fundamental requirement for entering into this Agreement and that the intent of the parties is that this Covenant be enforced to the maximum extent of the law. Notwithstanding the limitations of this Section 4.3, in the event that Dextra is already engaged in specific activities for a third party or engaged in active discussions with respect to such specific activities (which third party is NOT included in the entities referred to in subsections 4.3(i), (ii) or (iii) above) and Customer thereafter undertakes a new and different type of business activity that would preclude Dextra from continuing (or accepting) the specific activities it is engaged in (or in active discussion regarding) for such third party (because such new Customer activity is competitive with the specific activity Dextra is engaged in (or discussing) for such third party), then Dextra shall have the right to immediately terminate this Agreement and so long as Dextra has not performed any services for Customer with respect to such new and different activities and Dextra abides by this Section 4.3 with respect to all other activities of Customer, then the 6 month limitation set forth in this Section 4.3 shall not apply with respect to the specific activities that Dextra had been engaged in (or has been actively discussing) for such third party prior to Customer undertaking such new and different activity. Nothing in this Section 4.3 shall diminish in any respect Dextra's obligations to maintain in confidence and not use Customers confidential information as provided in Section 8.1 below. In addition, for purposes of this Section 4.3, Encanto Networks, Inc. shall not be considered to be an affiliate of Dextra.

5.     ACCEPTANCE; LIMITED WARRANTY; LIMITATION OF LIABILITY.

     5.1 ACCEPTANCE. Each Project Assignment shall provide acceptance criteria for the Services and Deliverables described in such Project Assignment ("Acceptance Criteria"). Upon completion of such Services and Deliverables, Dextra shall notify Customer in a written statement detailing such completion ("Notice"). For the Services and Deliverables described in each such Project Assignment, Customer shall have ten (10) days (the "Acceptance Period") from receipt of Notice to

                                       2

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determine whether the completed Services and Deliverables conform to the applicable Acceptance Criteria. Upon expiration of the Acceptance Period, the completed Services and Deliverables shall be deemed accepted by Customer unless Dextra has received from Customer prior to the expiration of the Acceptance Period a written statement detailing any nonconformance ("Notice of Nonconformance"). If Dextra receives a Notice of Nonconformance during the Acceptance Period, Dextra shall reperform such Services and provide substitute Deliverables, at no cost to Customer for Dextra's time expended. The Acceptance Period and procedure of this Section shall repeat itself with respect to such reperformed services and substitute Deliverables until accepted or deemed accepted by Customer.

     5.2 LIMITED WARRANTY; DISCLAIMER. Dextra warrants that the Services and Deliverables will be of professional quality and will conform to the Acceptance Criteria and generally accepted industry standards and practices for similar services. If Dextra fails to perform the Services or provide the Deliverables as warranted, and Customer reports such failure to Dextra during the thirty (30) day period after acceptance of the Services and Deliverables as described in Paragraph 5.1 ("Acceptance"), Dextra will, without charge for its time expended, reperform the Services and provide substitute Deliverables as necessary. At Dextra's option and in its sole discretion, Dextra may elect not to reperform the Services or provide Substitute Deliverables and instead, refund amounts paid by Customer and terminate this Agreement or the applicable Project Assignment. The above is Customer's sole and exclusive remedy for breach of warranty by Dextra with regard to the provision of Services and Deliverables. Except for the warranty provided in this paragraph
5.2 ("Limited Warranty; Disclaimer") Dextra makes no warranty of any kind, express, implied or statutory (including, without limitation, any warranty of noninfringement, merchantability, or fitness for a particular purpose) regarding the service or any deliverable.

6. LIMITATION OF LIABILITY. Notwithstanding any other provisions of this Agreement (other than Sections 4.3 and 8.1 hereof), Dextra's liability to Customer under any particular Project Assignment is limited to the amounts paid to Dextra under such Project Assignment. Furthermore (except for a breach of Sections 4.3 and 8.1), Dextra will not be liable to Customer or any other party for any loss of use, interruption of business or any special, incidental, exemplary or consequential damages of any kind (including lost profits), regardless of the form of action, whether in contract, tort (including negligence), strict product liability or otherwise, even if Dextra has been advised of the possibility of such damages. The foregoing provisions limiting damages and excluding consequential damages are independent of any exclusive remedies for breach of warranty set forth herein. If Dextra is found to have violated the provisions of either Section 4.3 or 8.1 of this Agreement, Customer shall be entitled not only to an injunction against further violations by Dextra as provided in Section 8.1 below but also to an award for all damages caused by Dextra. Violations shall be determined by final judgement by a court of competent jurisdiction.

7.     INDEMNITY.

     7.1 Customer shall indemnify Dextra, defend and hold Dextra and its officers, directors, employees and agents harmless from and against any loss, claim damage or liabilities (including reasonable attorney's fees and costs) that may be asserted by any third party that may result from any third party claim arising out of the Services or the use by Customer of the Deliverables. The foregoing indemnity is subject to (i) Customer receiving prompt notice of the claim; (ii) Customer having sole control of defense, settlement or compromise of such claim; (iii) Dextra giving Customer all reasonably available information and assistance, at Customer's expense, in the defense, settlement or compromise of such claim; and (iv) Dextra not entering into any settlement or compromise of any such claim without Customer's prior written approval, not to be unreasonably withheld.

     7.2 Dextra shall indemnify Customer, defend and hold Customer and its officers, directors, employees and agents harmless from and against any loss, claim, damage or liabilities (including reasonable attorney's fees and costs) incurred by Customer as a result of any third party claim that the final Deliverables infringe on any copyright or misappropriate any trade secret of any third party enforceable in the United States. The foregoing indemnity will not apply to any infringement claim arising from (a) any final Deliverable which has been modified by parties other than Dextra, (b) use of the final Deliverables in conjunction with other products or components where there would be no infringement absent such use with such other products or components, or (c) any

                                       3
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information and/or specifications provided by Customer or by a third party on behalf of Customer. The foregoing indemnity is subject to (i) Dextra receiving prompt notice of the claim; (ii) Dextra having sole control of defense, settlement or compromise of such claim; (iii) Customer giving Dextra all reasonably available information and assistance, at Dextra's expense, in the defense, settlement or compromise of such claim; and (iv) Customer not entering into any settlement or compromise of any such claim without Dextra's prior written approval, not to be unreasonably withheld. This Section 7.2 sets forth Dextra's sole and exclusive liability and Customer's sole and exclusive remedy with respect to claims of infringement or misappropriation of third party intellectual property rights of any kind.

8.     CONFIDENTIALITY.

     8.1 Each party shall hold in confidence and shall not use (except as specifically authorized hereunder) all materials or information disclosed to it and/or developed by it in connection with providing the Services hereunder ("Confidential Information"). Confidential Information shall also include any information regarding (or received from) clients or distributors of Customer as well as new product information or the results of any bench mark or similar test related to the Services or Deliverables. Each party agrees to take precautions to prevent any unauthorized disclosure or use of Confidential Information consistent with precautions used to protect such party's own confidential information, but in no event less than reasonable care. The obligations of the parties hereunder shall not apply to any materials or information which a party can demonstrate, through documented evidence (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure;
(d) is independently developed by the receiving party (outside of the scope of the Services) without use of any Confidential Information; or (e) is the subject of a written permission to disclose provided by the disclosing party. Notwithstanding any other provisions of this Agreement, disclosure of Confidential Information shall not be precluded if such disclosure:

          (a) is in response to a valid order of a court or other governmental body of the United States or any other country or any political subdivision thereof that specifically requires such disclosure; provided, however, that the responding party shall first have given notice to the other party hereto in that such other party may obtain a protective order requiring that the Confidential Information so disclosed be used only for which the order was issued and the responding party uses reasonable efforts to have such information be treated as confidential and under seal;

          (b)     is otherwise specifically required by law; or

          (c) is otherwise necessary to establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary and such rights or obligations are undisputed.

     8.2 In the event of any breach of this Section or Section 4.3 above, the parties agree that the non-breaching party will suffer irreparable harm for which money damages would be an inadequate remedy. Accordingly, the non-breaching party shall entitled to seek injunctive relief, in addition to any other available remedies at law or in equity and as provided in Section 6 above.

9.    TERM AND TERMINATION.

      This Agreement is effective as of the Effective Date and will continue for three (3) year unless earlier terminated as set forth below. Either party may terminate this Agreement, with or without cause, at any time upon ninety
(90) days prior written notice to the other party or such shorter period as mutually agreed or as otherwise specified in this Agreement. However, where this Agreement specifies a period shorter than such ninety (90) days, Dextra agrees that it will complete existing assignments under outstanding Project Assignments (although completion of such outstanding assignments will not be deemed to lengthen to six (6) month period set forth in Section 4.3 hereof). The rights and obligations contained in Paragraphs 2 ("Fees and Expenses"), 4 ("Rights to Background Intellectual Property" and "Covenant Not to Compete"), 5 ("Acceptance; Limited Warranty"), 6 ("Limitations of Liability"), 7 ("Indemnity"), 8 ("Confidentiality"), 9 ("Term and Termination") and 10 ("General") shall survive any termination or

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expiration of this Agreement unless otherwise provided in the corresponding paragraphs.

10.    GENERAL.

     10.1 GOVERNING LAW; FORUM. This Agreement is governed in all respects by the laws of the United States of America and the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents. All disputes arising under this Agreement may be brought in Superior Court of the State of California in Santa Clara County or the Federal District Court of San Jose, California, as permitted by law. The Superior Court of Santa Clara County and the Federal District Court of San Jose each has nonexclusive jurisdiction over disputes under this Agreement. Customer consents to the personal jurisdiction of such courts.

     10.2 ATTORNEYS' FEES. If any proceeding or lawsuit is brought by Dextra, its suppliers, or Customer in connection with this Agreement, the prevailing party in such proceeding shall be entitled to receive its costs, expert witness fees, and reasonable attorneys fees, including costs and fees on appeal.

     10.3 NOTICES. All notices or reports permitted or required under this Agreement shall be in writing and shall be by personal delivery, telegram, telex, telecopier, facsimile transmission, or by certified or registered mail, return receipt requested, and deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the addresses set forth on the signature page or such other address as either party may specify in writing. Notices shall be sent to the applicable designated person identified in the applicable Project Assignment with a copy in all cases to the President of Dextra and of Kinzan.com.

     10.4 SEVERABILITY. If any provision of this Agreement is unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole. In such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or court decisions.

     10.5 WAIVER. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

     10.6 EXPORT. Customer acknowledges that the laws and regulations of the United States restrict the export and re-export of certain commodities and technical data of United States origin, among which all or part of the deliverables could be included. Customer agrees that it will not export or re-export the Deliverables that are subject to said restrictions in any form, without the appropriate United States and foreign governmental licenses. Customer agrees that its obligations pursuant to this Section shall survive and continue after any termination or expiration of rights under this Agreement.

     10.7 FORCE MAJEURE. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages, or any other cause beyond the reasonable control of such party.

     10.8 ASSIGNMENT. Neither party may assign, voluntarily, by operation of law or otherwise, any rights or delegate any duties under this Agreement


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without the other party's prior written consent, except in the case of a merger, acquisition, reorganization, consolidation, reincorporation or sale of all or substantially all of the assets of the party. Dextra shall have the right to delegate its rights and duties to Dextra Technologies SA de CV, a United Mexican States corporation ("Dextra SA"), provided that such assignment shall not relieve Dextra of any of its obligations. Also, Dextra may disclose confidential information Dextra SA and so long as Dextra SA is bound by the same confidentiality obligations to Customer as Dextra and does not violate those obligations, this disclosure shall not be a breach of this Agreement. Any attempt to do so without that consent will be void. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

     10.9 ENTIRE AGREEMENT. This Agreement (including any fully executed Project Assignments) completely and exclusively states the agreement of the parties regarding its subject matter. It supersedes, and its terms govern, all prior proposals, agreements, or other communications between the parties, oral or written, regarding such subject matter. This Agreement shall not be modified except by a subsequently dated written amendment or supplemental Project Assignment signed on behalf of Dextra and Customer by their duly authorized representatives, and any provision on a purchase order purporting to supplement or vary the provisions hereof shall be void.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last written below.

"Dextra"                               "Customer"

Dextra International, Inc.             Kinzan.com

By: /s/ Daniel Chavez                  By: Gari Cheever
    ----------------------------           ----------------------------
Name: Daniel Chavez                    Name: Gari Cheever
      --------------------------             --------------------------
Title: Chief Executive Officer         Title: Chief Executive Officer
       -------------------------              -------------------------


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

                                   EXHIBIT A

                               PROJECT ASSIGNMENT

A. Scope and nature of services to be performed ("Services"), tangible deliverables to be provided ("Deliverables") and any Acceptance Criteria:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

B. Schedule for performing Services and providing Deliverables:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

C. Payment of Fees by Customer:

________________________________________________________________________________

________________________________________________________________________________

     If this Project Assignment or the Consulting Services Agreement which governs it is terminated by either party for any reason, fees will be paid based on Dextra's expenditure of time and expense.

D. Designated Persons

Customer Contract Representative: _________________________________
Customer Technical Representative: ________________________________
Dextra Contract Representative: ___________________________________
Dextra Technical Representative: __________________________________

NOTE: This Project Assignment is governed by the terms of a Consulting Services Agreement in effect between Dextra and Customer. Any item in this Project Assignment which is inconsistent with that Agreement is invalid and the Agreement will govern.

     IN WITNESS WHEREOF, the parties have executed this Project Assignment as of the date last written below.

"Dextra"                               "Customer"

Dextra International, Inc.             KINZAN.COM


By:________________________________    By:________________________________

Name:______________________________    Name:______________________________

Title:_____________________________    Title:_____________________________

Date:______________________________    Date:______________________________

                                   EXHIBIT B

                                    PRICES

1. PRICES FOR SERVICES PERFORMED IN MONTERREY (OR A LOCATION OTHER THAN SAN DIEGO WHERE CUSTOMER IS CHARGED FOR TRAVEL AND LIVING)

1.1 FOR IMPLEMENTATION/APPLICATION ENGINEERING PROJECTS AND NETWORKING (MIS)
SERVICES:

DEXTRA shall charge a fee of US $35.00 per hour for time actually incurred in performing the Services in Monterrey or at a location other than Monterrey (not including San Diego, which is covered below) where Customer is charged for travel and living expenses. In case of any travel that might be required, actuals will be charged on a pre-authorized travel expense basis.

1.2 FOR DEVELOPMENT PROJECTS:

Dextra shall charge a fee of US $38.00 per hour for time actually incurred in performing the Services in Monterrey or at a location other than Monterrey (not including San Diego, which is covered below) where Customer is charged for travel and living expenses. In case of any travel that might be required, actuals will be charged on a pre-authorized travel expense basis.

2. PRICES FOR SERVICED PERFORMED IN SAN DIEGO

2.1 FOR IMPLEMENTATION/APPLICATION ENGINEERING PROJECTS AND NETWORKING (MIS)
SERVICES:

Dextra shall charge a fee of US $42.00 per hour for time actually incurred in performing the Services in San Diego for assignments of duration 4-weeks or more. Travel expenses between Monterrey and San Diego and all living expenses in San Diego to be covered by Dextra and in the case of any travel that might be required from San Diego to another location as part of the Services, actuals will be charged on a preauthorized travel expense basis. For assignments in San Diego of duration of less than 4-weeks, Customer shall have the option to have Dextra either charge a fee of US $45.00 per hour for time actually incurred in performing the Services and Dextra and Customer will split evenly the travel expenses between Monterrey and San Diego and all living expenses in San Diego, or US $35.00 per hour for time actually incurred in performing the Services and Customer will reimburse Dextra for all (pre-authorized) travel expenses between Monterrey and San Diego and all living expenses in San Diego. For assignments in San Diego of duration of less than 4-weeks, the particular Project Assignment will specify which option Customer will select for that Project.

2.2 FOR DEVELOPMENT PROJECTS:

Dextra shall charge a fee of US $45.00 per hour for time actually incurred in performing the Services in San Diego for assignments of duration 4-weeks or more. Travel expenses between Monterrey and San Diego and all living expenses in San Diego to be covered by Dextra and in the case of any travel that might be required from San Diego to another location as part of the Services, actuals will be charged on a preauthorized travel expense basis. For assignments in San Diego of duration of less than 4-weeks, Customer shall have the option to have Dextra either charge a fee of US $48.00 per hour for time actually incurred in performing the Services and Dextra and Customer will split evenly the travel expenses between Monterrey and San Diego and all living expenses in San Diego, or US $38.00 per hour for time actually incurred in performing the Services and Customer will reimburse Dextra for all (pre-authorized) travel expenses between Monterrey and San Diego and all living expenses in San Diego. For assignments in San

Diego of duration of less than 4-weeks, the particular Project Assignment will specify which option Customer will select for that Project.

                                   EXHIBIT C

                               PREEXISTING WORKS






                                      C-1